Back to the 10-K/A

Exhibit 32.01

SECTION 1350 CERTIFICATION

      I, Shaun D. O'Brien, the Chief Financial Officer of CIS Investments, Inc. ("CISI"), a General Partner of IDS Managed Futures II, L.P. (the "Partnership"), and I, James A. Davison, the President and Chief Executive Officer of CISI, certify that (i) the attached 10-K fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the attached Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Partnership.

/s/ James A. Davison James A. Davison President and Chief Executive Officer CIS Investments, Inc. August 19, 2005	/s/ Shaun D. O'Brien Shaun D. O'Brien Chief Financial Officer CIS Investments, Inc. August 19, 2005